Exhibit 99.1

AMERICAN PHYSICIANS SERVICE GROUP, INC.

REPORTS RECORD SECOND QUARTER EARNINGS

FOLLOWING APRIL 1, 2007 ACQUISITION OF AMERICAN PHYSICIANS INSURANCE COMPANY

AUSTIN, TEXAS, August 15, 2007 - American Physicians Service Group, Inc. (“APS”) (NASDAQ: AMPH) today announced results for the quarter and six months ended June 30, 2007. For the three months ended June 30, 2007, revenues were $29,927,000 compared to $8,214,000 for the same period last year. Net earnings were $12,071,000 or $2.37 per diluted share, compared to $598,000 or $.21 per diluted share, in the same period last year. For the six months ended June 30, 2007, revenues were $38,739,000 compared to $15,657,000 in the comparable last year period. Net earnings were $11,976,000 or $2.97 per diluted share, compared to $1,160,000 or $.40 per diluted share in the comparable period last year. Included in net income in 2007 is an extraordinary gain resulting from the acquisition of American Physicians Insurance Company (“API”) on April 1, 2007. The extraordinary gain was $2,264,000 or $.44 per diluted share and $2,264,000 or $.56 per diluted share in the three and six month periods ending June 30, 2007, respectively.

Ken Shifrin, APS Chairman of the Board, stated, “This is our first quarter to report combined results with API, which we acquired on April 1, 2007, and those results have exceeded our expectations. Due to continued positive claims trends, we lowered claims reserves and related reinsurance reserves by $14.1 million in aggregate this quarter. However, we remain very conservatively reserved at the upper end of the actuarial range.”

Mr. Shifrin continued, “In addition to favorable development in reserves, our policyholder count continues to increase. During the twelve months ended June 30, 2007, our total policyholder count increased by 462 to 4,802. This is largely due to our favorable 90% retention rate in 2007. Though the market continues to be characterized by rate pressure, our profit margin remains strong due to continued favorable trends in the frequency of claims. Our financial services segment has also performed very well, with revenues up 46% for the first six months of 2007, compared to the same period last year, and pretax profits up an impressive 68% in that same time frame.

Tim LaFrey, president of APS added, “Driven by strong operating performance, the acquisition of API and the stock offering completed in June, the Company is in the strongest financial position in its history. Our shareholders’ equity now exceeds

$100 million, up from just under $30 million at year end. Our cash and investments are approximately $220 million and, importantly, our portfolio has no exposure to the sub-prime lending market.”

Mr. Shifrin concluded, “When we reported last quarter we said that we were entering a new era with the Company. The results that we have just reported indicate the significance of that new era. We look forward to continuing the evolution of APS and sharing its success with our shareholders”

A conference call to discuss these results with Chief Executive Officer Ken Shifrin; President Tim LaFrey and Chief Financial Officer Bill Hayes will be held on Thursday, August 16, 2007 at 3:00 P.M. CDT.

Interested parties may participate in the call by dialing (800) 238-9007 (for international callers dial (719) 457-2622 and use confirmation code: 7111845. Please call in 5 to 10 minutes before the call is scheduled to begin. A telephone playback of the conference call will also be available through 5:00 P.M. CDT, Tuesday, August 24. Listeners should call (888) 203-1112 (domestic) or (719) 457-0820 (international) and use reservation number 7111845. The conference call will also be web cast live via the Investor section of APS’ website at www.amph.com. To listen to the live web cast, go to the website at least 5 to 10 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived on the APS website through August 24, 2007.

APS is an insurance and financial services firm with subsidiaries and affiliates which provide: medical malpractice insurance for doctors; and brokerage and investment services to institutions and high net worth individuals. The Company is headquartered in Austin, Texas and maintains offices in Dallas.

This press release includes forward-looking statements related to the Company that involve risks and uncertainties that could cause actual results to differ materially. These forward-looking statements are made in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. For further information about these factors that could affect the Company’s future results, please see the Company’s recent filings with the Securities and Exchange Commission. Prospective investors are cautioned that forward-looking statements are not guarantees of future performance. Actual results may differ materially from management expectations. Copies of the filings are available upon request from the Company’s investor relations department.

For further information, visit APS’ website at www.amph.com or contact:

Mr. Kenneth Shifrin, Chairman of the Board (or)

Mr. Tim LaFrey, President (or)

Mr. W. H. Hayes, Sr. Vice President - Finance

American Physicians Service Group, Inc.

1301 Capital of Texas Highway, C-300

Austin, Texas 78746 - (512)328-0888

AMERICAN PHYSICIANS SERVICE GROUP, INC.

SELECTED FINANCIAL DATA

(in thousands)
	June 30, 2007	December 31, 2006
Assets

Investments	$200,382	$ 21,039
Cash and cash equivalents	22,811	6,122
Premium and maintenance fees receivables	16,270	-
Reinsurance recoverables	28,534	-
Deferred tax assets	7,988	1,321
Goodwill	-	1,247
Property and equipment, net	894	556
Prepaid and other assets	6,498	5,991

Total assets	$283,377	$ 36,276

Liabilities

Policy liabilities	$152,060	$ --
Trade accounts payable	6,891	2,228
Accrued expenses and other liabilities	8,360	4,323
Federal income tax payable	4,343	136
Mandatorily redeemable preferred stock	8,271	-

Total liabilities	179,925	6,687

Minority interest	22	21

Total shareholders’ equity	103,430	29,568

Total liabilities and shareholders’ equity	$283,377	$36,276

AMERICAN PHYSICIANS SERVICE GROUP, INC.

SELECTED FINANCIAL DATA

(in thousands, except share data)
	Three months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
REVENUES

Net premiums earned	$ 20,446	$ -	$ 20,446	$ -
Investment income, net of investment expense	2,457	235	2,375	439
Management services and other revenue	52	3,216	3,729	6,883
Financial services	6,972	4,763	12,189	8,335

Total revenues	29,927	8,214	38,739	15,657

EXPENSES

Underwriting expenses	5,753	-	5,753	-
Management services expenses	-	2,647	3,823	5,401
Financial services expenses	6,330	4,160	10,692	7,445
General and administrative expenses	1,421	479	2,192	998
Loss from impairment of goodwill	1,247	-	1,247	-

Total expenses	14,751	7,286	23,707	13,844

Federal income tax expense	5,368	329	5,319	651
Minority interests	1	1	1	2
Extraordinary gain, net of tax	2,264	-	2,264	-

Net income	$ 12,071	$ 598	$ 11,976	$ 1,160

Diluted income per share:
Net income before extraordinary gain	$ 1.93	$ 0.21	$ 2.41	$ 0.40
Extraordinary gain	0.44	-	0.56	-

Net income	$ 2.37	$ 0.21	$ 2.97	$ 0.40

Diluted weighted average shares outstanding	5,091	2,917	4,026	2,936